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                                                               Exhibit 23(c)

                      Consent of Independent Accountants



We consent to the incorporation by reference in the post-effective amendment to the registration statement of Science Applications International Corporation on Form S-4 (No. 33-51523) of our report dated February 12, 1997, on our audits of the consolidated financial statements of Bell Communications Research, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which report is included in Science Applications International Corporation's Current Reports on Form 8-K dated July 11, 1997 and September 19, 1997. We also consent to the reference to our firm under the caption "Experts".

/s/COOPERS & LYBRAND L.L.P.

Parsippany, New Jersey
April 29, 1998